Filed in the Office of Barbara K. Cegavske Secretary of State State Of Nevada	Business Number C18417-2000 Filing Number 20211741071 Filed On 9/8/2021 2:20:00 PM Number of Pages 12

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☒ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Fearless Films, Inc. Entity or Nevada Business Identification Number (NVID): NV20001353988
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series B Preferred Stock
5. Amendment of class or series of stock:	☒ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The Board amends Section 2(b) of Certificate of Designation filed on August 1, 2014. See attachment.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	**X** /s/ Victor Altomare Signature of Officer Date: 09/08/2021

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION OF
SERIES B PREFERRED STOCK CONVERTIBLE PREFERRED STOCK OF
FEARLESS FILMS, INC.

Pursuant to Sections 78.315 and 78.1955 of the Nevada Revised Statutes, Fearless Films, Inc., a corporation organized and existing under the laws of the State of Nevada (the "**Corporation**"), does hereby submit the following:

WHEREAS, the Articles of Incorporation, as amended, of the Corporation (the "**Articles of Incorporation**") authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation ("Preferred Stock") in one or more series, and expressly authorizes the Board of directors of the Corporation (the "**Board**"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, on August 1, 2014, the Corporation filed a certificate of designation (the "**Certificate of Designation**") with the Nevada Secretary of State therein designated 10,000,000 shares as Series B Preferred Stock Convertible Preferred Stock, par value $0.001 (the "**Series B Preferred Stock**") with the rights and privileges set forth therein;

WHEREAS, as of the date of this Amendment, there are no shares of Series B Preferred Stock issued and outstanding;

WHEREAS, it is the desire of the Board to amend and restate the number of authorized shares of Series B Preferred Stock and the designation, rights, preferences, and limitations of such shares.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby amend and restate the number of authorized shares of Series B Preferred Stock and the designation, rights, preferences, and limitations of such shares as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as "Series B Preferred Stock Convertible Preferred Stock" (the "**Series B Preferred Stock**") and the number of shares constituting such series shall be 1,500,000. The rights, preferences, powers, restrictions, and limitations of the Series B Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

"**Affiliate**" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that "control" of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"**Attribution Parties**" means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date the Shares are issued to the holder, directly or indirectly managed or advised by the holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the holder or any of the foregoing; and (iv) any other Persons whose beneficial ownership of the Company's voting securities would or could be aggregated with the holder's and the other Attribution Parties for purposes of *Section* 13(d) of the Securities Exchange Act of 1934. For clarity, the purpose of the foregoing is to subject collectively the holder and all other Attribution Parties to the Maximum Percentage.

"**Board**" has the meaning set forth in the Recitals.

"**Certificate of Designation**" has the meaning set forth in the Recitals.

"**Articles of Incorporation**" has the meaning set forth in the Recitals.

"**Common Stock**" means the common stock, par value $0.001 per share, of the Corporation.

"**Corporation**" has the meaning set forth in the Preamble.

"**Group**" means a "group" as that term is used in *Section* 13(d) of the Securities Exchange Act of 1934 and as defined in Rule 13d-5 thereunder.

"**Initial Issuance Date**" means the date the Company is legally obligated to issue a Share, regardless of the date of the Series B Preferred Stock Certificate.

"**Junior Securities**" means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series B Preferred Stock.

"**Liquidation**" has the meaning set forth in *Section 5*.

"**Liquidation Value**" is equal to the Stated Value per Share.

"**NRS**" means the Nevada Revised Statutes.

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

"**Preferred Stock**" has the meaning set forth in the Recitals.

"**Principal Market**" means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, OTC Pink, OTCQB, or OTCQX and any successor markets thereto.

"**Series B Preferred Stock**" has the meaning set forth in *Section 1*.

"**Share**" means a share of Series B Preferred Stock.

"**Stated Value**" shall mean **$1.63** per share of Series B Preferred Stock, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Series B Preferred Stock.

"**Trading Day**" means any day on which the Common Stock is eligible to be traded on the Principal Market or securities market on which the Common Stock is then traded, provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., Eastern time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series B Preferred Stock shall rank senior to all Junior Securities.

4. Dividends. The Series B Preferred Stock shall not be entitled to receive dividends.

5. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation (collectively with a Deemed Liquidation, a "**Liquidation**"), the holders of Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any

payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder, plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared).

6. Voting. The Series B Preferred Stock shall not have any voting rights.

7. Conversion. Each share of Series B Preferred Stock shall be convertible into ten validly issued, fully paid and non-assessable shares of Common Stock, on the terms and conditions set forth in this *Section 7*.

7.1 Holder's Conversion Right. Subject to the provisions of *Section 7.3*, each Holder shall be entitled to convert any portion of the outstanding Series B Preferred Stock held by such Holder into ten validly issued, fully paid and non-assessable shares of Common Stock. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount (as defined below).

7.2 Mechanics of Conversion. The conversion of each share of Series B Preferred Stock shall be conducted in the following manner:

(a) Optional Conversion. To convert a share of Series B Preferred Stock into shares of Common Stock on any date (such date, a "**Conversion Date**"), a Holder shall deliver, via electronic mail or otherwise, for receipt on or prior to 5:00 p.m., Eastern time, on such date, a copy of an executed notice of conversion of the share(s) of Series B Preferred Stock subject to such conversion in the form attached hereto as **Exhibit I** (the "**Conversion Notice**") to the Corporation. If required by *Section 7.2(c)*, within three Trading Days following a conversion of any such Series B Preferred Stock as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the Series B Preferred Stock (the "**Series B Preferred Stock Certificates**") so converted as aforesaid (or an indemnification undertaking with respect to the Series B Preferred Stock in the case of its loss, theft or destruction as contemplated by *Section 10.2*). On or before the first Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by electronic mail an acknowledgment of confirmation of receipt of such Conversion Notice to such Holder and the Corporation's transfer agent (the "**Transfer Agent**"), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule, regulation, Trading Market Rule or other customary applicable policy for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the "**Share Delivery Deadline**"), the Corporation shall (1) provided that the Transfer Agent is participating in The Depository Trust Corporation's ("**DTC**") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder's or its designee's balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Series B Preferred Stock represented by the Series B Preferred Stock Certificate(s) submitted for conversion pursuant to *Section 7.2(a)* is greater than the number of Series B Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than two Trading Days after receipt of the Series B Preferred Stock Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Series B Preferred Stock Certificate (in accordance with *Section 10.3*)) representing the number of Series B Preferred Stock not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(b) Corporation's Failure to Timely Convert. If the Corporation shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, to issue to such Holder a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Corporation's share register or to credit such Holder's or its designee's balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of any Conversion Amount (as the case may be) (a "**Conversion Failure**"), then, in addition to all other remedies available to such Holder, (X) the Corporation shall pay in cash to such Holder on each day after the Share Delivery Deadline and during such Conversion Failure an amount equal to 2% of the product of (A) the sum of the number of shares of Common Stock not issued to such Holder on or prior to the Share Delivery Deadline and to which such Holder is entitled, multiplied by (B) the closing price of the Common Stock on the applicable Conversion Date and ending on the applicable Share Delivery Deadline, and (Y) such Holder, upon written notice to the Corporation, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, all, or any portion, of such Series B Preferred Stock that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Corporation's obligations to make any payments which have accrued prior to the date of such notice pursuant to this *Section 7.2(b)* or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Corporation shall fail to issue and deliver to such Holder (or its designee) a certificate and register such shares of Common Stock on the Corporation's share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, the Transfer Agent shall fail to credit the balance account of such Holder or such Holder's designee with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's exercise hereunder or pursuant to the Corporation's obligation pursuant to clause (II) below and if on or after such Share Delivery Deadline such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Holder so is entitled to receive from the Corporation, then, in addition to all other remedies available to such Holder, the Corporation shall, within two Trading Days after receipt of such Holder's request and in such Holder's discretion, either: (I) pay cash to such Holder in an amount equal to such Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including by any other Person in respect, or on behalf, of such Holder) (the "**Buy-In Price**"), at which point the Corporation's obligation to so issue and deliver such certificate or credit such Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock to which such Holder is entitled multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (ii).

(c) Registration; Book-Entry. The Corporation shall maintain a register (the "**Register**") for the recordation of the names and addresses of the Holders of each share of Series B Preferred Stock and the Stated Value of the Series B Preferred Stock (the "**Registered Series B Preferred Stock**"). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder of the Series B Preferred Stock shall treat each Person whose name is recorded in the Register as the owner of a share of Series B Preferred Stock for all purposes (including the right to receive payments and dividends hereunder) notwithstanding notice to the contrary. A registered share of Series B Preferred Stock may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Series B Preferred Stock by such Holder thereof, the Corporation shall record the information contained therein in the Register and issue one or more new shares of Series B Preferred

Stock in the same aggregate Stated Value as the Stated Value of the surrendered Series B Preferred Stock to the designated assignee or transferee pursuant to *Section 10.1*, provided that if the Corporation does not so record an assignment, transfer or sale (as the case may be) of such Series B Preferred Stock shares within two Trading Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this *Section 7.2(c)*, following conversion of any Series B Preferred Stock in accordance with the terms hereof, the applicable Holder shall not be required to physically surrender such Series B Preferred Stock to the Corporation unless (A) the full or remaining number of Series B Preferred Stock shares represented by the applicable Series B Preferred Stock Certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation as contemplated by this *Section 7.2* or (B) such Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series B Preferred Stock upon physical surrender of the applicable Series B Preferred Stock Certificate. Each Holder and the Corporation shall maintain records showing the Stated Value and dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of a Series B Preferred Stock Certificate upon conversion. If the Corporation does not update the Register to record such Stated Value and dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two Trading Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Series B Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series B Preferred Stock, the number of Series B Preferred Stock represented by such certificate may be less than the number of Series B Preferred Stock stated on the face thereof. Each Series B Preferred Stock Certificate shall bear the following legend:

> ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION'S CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SERIES B PREFERRED STOCK CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE. THE NUMBER OF SHARES OF SERIES B PREFERRED STOCK CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES B PREFERRED STOCK CONVERTIBLE PREFERRED STOCK STATED ON THE FACE HEREOF.

7.3 Limitation on Beneficial Ownership. The Corporation shall not effect the conversion of any of the Series B Preferred Stock held by a Restricted Holder, and such Restricted Holder shall not have the right to convert any of the Series B Preferred Stock held by such Restricted Holder pursuant to the terms and conditions of this Certificate of Designation and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Restricted Holder together with the other Attribution Parties would beneficially have in excess of 4.99% of the voting power of the outstanding voting capital of the Corporation (the "**Maximum Percentage**"). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Restricted Holder shall include the number of shares of Common Stock held by such Restricted Holder and other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which the determination of such sentence is being made but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted Series B Preferred Stock beneficially owned by such Restricted Holder and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Corporation (including any convertible notes, convertible preferred stock or warrants) beneficially owned by such Restricted Holder and Attribution Parties subject to a limitation on conversion or exercise analogous to the limitation contained in this *Section 7.3*. For purposes of this *Section 7.3*, beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act and the Rules thereunder. For purposes of determining the number of outstanding shares of Common Stock a Restricted Holder may acquire upon the conversion of such Series B Preferred Stock without exceeding the Maximum Percentage, such Restricted Holder may rely on the number of outstanding shares of Common

Stock as reflected in (x) the Corporation's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the "**Reported Outstanding Share Number**"). Notwithstanding the preceding, the Restricted Holder may rely on the Transfer Agent's records if the Reported Outstanding Share Number is different than what the Corporation reports. If the Corporation receives a Conversion Notice from a Restricted Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify such Restricted Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Restricted Holder's beneficial ownership, as determined pursuant to this *Section 7.3* to exceed the Maximum Percentage, such Restricted Holder must notify the Corporation of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Restricted Holder, the Corporation shall within one Trading Day confirm orally and in writing or by electronic mail to such Restricted Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including such Series B Preferred Stock, by such Restricted Holder since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Restricted Holder upon conversion of such Series B Preferred Stock results in such Restricted Holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Restricted Holder's beneficial ownership exceeds the Maximum Percentage (the "**Excess Shares**") shall be deemed null and void and shall be canceled ab initio, and such Restricted Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable to a Restricted Holder pursuant to the terms of this Certificate of Designation in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Restricted Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Series B Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this *Section 7.3* to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this *Section 7.3* or to make changes or supplements necessary or desirable to properly give effect to such limitation. The provisions of this *Section 7.3* shall be of no further force or effect if the Restricted Holder participates in a subsequent transaction with the Corporation which results in the Restricted Holder beneficially owning in excess of 4.99% of the number of shares of the Common Stock outstanding which shall include securities convertible into Common Stock which do not contain a beneficial ownership limitation.

7.4 Adjustment to Conversion Shares.

(a) If the Corporation shall, at any time or from time to time after the Date of Issuance, subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of Conversion Shares shall be proportionately adjusted. Any adjustment under this *Section 7.4* shall become effective at the close of business on the date the subdivision becomes effective.

(b) In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation's assets to another Person or (v) other similar transaction (other than any such transaction covered by *Section 7.4(a)*), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock, each Share shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall

thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder's rights under this Certificate of Designation to insure that the provisions of this *Section 7.4(b)* hereof shall thereafter be applicable, as nearly as possible.

8. Reissuance of Series B Preferred Stock. Any Shares acquired by the Corporation may be reissued by the Corporation.

9. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this *Section* 9).

10. Reissuance of Preferred Certificates.

10.1 Transfer. If any Series B Preferred Stock are to be transferred, the applicable Holder shall surrender the applicable Series B Preferred Stock Certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Series B Preferred Stock Certificate (in accordance with *Section 10.4*), registered as such Holder may request, representing the outstanding number of Series B Preferred Stock being transferred by such Holder and, if less than the entire outstanding number of Series B Preferred Stock is being transferred, a new Series B Preferred Stock Certificate (in accordance with *Section 10.4*) to such Holder representing the outstanding number of Series B Preferred Stock not being transferred. Such Holder and any assignee, by acceptance of the Series B Preferred Stock Certificate, acknowledge and agree that, by reason of the provisions of *Section 7.2(c)*following conversion of any of the Series B Preferred Stock, the outstanding number of Series B Preferred Stock represented by the Series B Preferred Stock Certificate may be less than the number of Series B Preferred Stock stated on the face of the Series B Preferred Stock Certificate.

10.2 Lost, Stolen or Mutilated Series B Preferred Stock Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a Series B Preferred Stock Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form without the requirement to post a bond or other security and, in the case of mutilation, upon surrender and cancellation of such Series B Preferred Stock Certificate, the Corporation shall execute and deliver to such Holder a new Series B Preferred Stock Certificate (in accordance with *Section 10.4*) representing the applicable outstanding number of Series B Preferred Stock.

10.3 Series B Preferred Stock Certificate Exchangeable for Different Denominations. Each Series B Preferred Stock Certificate is exchangeable, upon the surrender hereof by the applicable Holder at the principal office of the Corporation, for a new Series B Preferred Stock Certificate or Series B Preferred Stock Certificate(s) (in accordance with *Section 10.4*) representing in the aggregate the outstanding number of the Series B Preferred Stock in the original Series B Preferred Stock Certificate, and each such new certificate

will represent such portion of such outstanding number of Series B Preferred Stock from the original Series B Preferred Stock Certificate as is designated by such Holder at the time of such surrender.

10.4 Issuance of New Series B Preferred Stock Certificate. Whenever the Corporation is required to issue a new Series B Preferred Stock Certificate pursuant to the terms of this Certificate of Designations, such new Series B Preferred Stock Certificate (i) shall represent, as indicated on the face of such Series B Preferred Stock Certificate, the number of Series B Preferred Stock remaining outstanding (or in the case of a new Series B Preferred Stock Certificate being issued pursuant to *Section 10.1* or *Section 10.3*), the number of Series B Preferred Stock designated by such Holder which, when added to the number of Series B Preferred Stock represented by the other new Series B Preferred Stock Certificates issued in connection with such issuance, does not exceed the number of Series B Preferred Stock remaining outstanding under the original Series B Preferred Stock Certificate immediately prior to such issuance of new Series B Preferred Stock Certificate), and (ii) shall have an issuance date, as indicated on the face of such new Series B Preferred Stock Certificate, which is the same as the issuance date of the original Series B Preferred Stock Certificate.

10.5 Book Entry. If the Corporation's Transfer Agent issues the Series B Preferred Stock in book entry format, all provisions of this Certificate of Designation as to delivery of Series B Preferred Stock certificates shall be disregarded, and the Transfer Agent shall make entries in the stock transfer records in connection with conversions and transfers, as appropriate.

11. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation and any of the other transaction documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder's right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation's compliance with the terms and conditions of this Certificate of Designations.

12. Attorneys Fees. If (i) any shares of Series B Preferred Stock are placed in the hands of an attorney to enforce the provisions of this Certificate of Designation or (ii) there occurs any bankruptcy, reorganization, receivership of the Corporation or other proceedings affecting Corporation creditors' rights and involving a claim under this Certificate of Designations, then the Corporation shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including attorneys' fees and disbursements.

13. Construction; Headings. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designation are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms "including," "includes," "include" and words of like import shall be construed broadly as if followed by the words "without limitation." The terms "herein," "hereunder," "hereof" and words of like import refer to this entire Certificate of Designation instead of just the provision in which they are found. Unless expressly indicated otherwise, all *Section* references are to Sections of this Certificate of Designations.

14. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and all Holders and shall not be construed against any Person as the drafter hereof. Notwithstanding the foregoing, nothing contained in this *Section 14* shall permit any waiver of any provision of *Section 13*.

15. Dispute Resolution.

15.1 In the case of a dispute relating to the Closing Sale Price, a Conversion Price or a fair market value or the arithmetic calculation of a Conversion Rate, (including a dispute relating to the determination of any of the foregoing), the Corporation or the applicable Holder (as the case may be) shall submit the dispute to the other party via electronic mail (A) if by the Corporation, within two Trading Days after the occurrence of the circumstances giving rise to such dispute or (B) if by such Holder at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Corporation are unable to promptly resolve such dispute relating to such closing bid price, such Closing Sale Price, such Conversion Price or such fair market value, or the arithmetic calculation of such Conversion Rate, at any time after the second Trading Day following such initial notice by the Corporation or such Holder (as the case may be) of such dispute to the Corporation or such Holder (as the case may be), then such Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.

16. Governing Law; Exclusive Jurisdiction. This Certificate of Designation shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designation shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Except as otherwise required by this Certificate of Designations, the Corporation hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Corporation in any other jurisdiction to collect on the Corporation's obligations to such Holder, or to enforce a judgment or other court ruling in favor of such Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of *Section 7*. **The Corporation hereby irrevocably waives any right it may have to, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Certificate of Designation or any transaction contemplated hereby.**

17. Severability. If any provision of this Certificate of Designation is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designation so long as this Certificate of Designation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

18. Stockholder Matters; Amendment.

18.1 Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the NRS, the Articles of Incorporation, this Certificate of Designation or otherwise with respect to the issuance of Series B Preferred Stock may be effected by written consent of the Corporation's stockholders or at a duly called meeting of the Corporation's stockholders, all in accordance with the applicable rules and regulations of the NRS. This provision is intended to comply with the applicable Sections of the NRS permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

18.2 Amendment. This Certificate of Designation or any provision hereof may be modified or amended or the provisions hereof waived with the written consent of the Corporation and the Holders of a majority of the Series B Preferred Stock currently outstanding. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

19. Disclosure. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Certificate of Designations, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or any of its Subsidiaries, the Corporation shall within one Trading Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, nonpublic information relating to the Corporation or any of its Subsidiaries, the Corporation so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, such Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or any of its Subsidiaries. If the Corporation or any of its Subsidiaries provides material nonpublic information to a Holder that is not simultaneously filed in a Current Report on Form 8-K and such Holder has not agreed to receive such material nonpublic information, the Corporation hereby covenants and agrees that such Holder shall not have any duty of confidentiality to the Corporation, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to any of the foregoing not to trade on the basis of, such material nonpublic information. Nothing contained in this *Section 19* shall limit any obligations of the Corporation, or any rights of any Holder.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this September 2, 2021.

FEARLESS FILMS, INC.

By: /s/ Victor Altomare
Name: Victor Altomare
Title: Chief Executive Officer

Exhibit I

NOTICE OF SERIES B PREFERRED STOCK CONVERSION[1]

(To be Executed by the Registered Holder in order to Convert the Series B Preferred Stock)

The undersigned hereby irrevocably elects to convert shares of Series B Preferred Stock (the "**Conversion**"), represented by stock certificate No.(s). __________ (the "**Preferred Stock Certificates**") into shares of common stock, par value $0.001 per share (the "**Common Stock**"), of Fearless Films, Inc., a Nevada corporation (the "**Corporation**"), according to the conditions of the Corporation's Series B Preferred Stock Certificate of Designation (the "**Certificate of Designation**"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series B Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "**Act**"), or pursuant to an exemption from registration under the Act.

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Date to Effect Conversion

____

Number of shares of Series B Preferred Stock Converted

____

Number of shares of Common Stock to be Issued*

If by Share Certificate, please overnight courier to the following address:

____

____

____

If by DWAC:

DTC: ______________________________

Broker Name: ______________________________

Account #: ______________________________

Reference: ______________________________

IN WITNESS WHEREOF, the undersigned certifies that he/she/it does not *and* will not beneficially own more than 4.99% or more of the Company's Common Stock after the above conversion.

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Signature:

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Print Name:

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[1] The Corporation is not required to issue shares of Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its transfer agent.